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Hooper Holmes, Inc.
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News Release

For further information:

Hooper Holmes
Roy H. Bubbs
President and Chief Executive Officer
(908) 766-5000

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400
Hooper Holmes Responds to Shareholder’s Proposal

•	Board of Directors’ Slate is Unequivocally Supported

•	Will Continue to Update Shareholders on Developments

BASKING RIDGE, N.J., APRIL 15, 2009 -- Hooper Holmes (NYSE Amex: HH) announced today it has reviewed the proposals included in the preliminary proxy statement filed by Ron Aprahamian on April 15, 2009.  The Company reaffirms its support for the election of Roy Lowrance and Leslie Hudson to serve as members of the Company’s Board of Directors.  Both Mr. Lowrance and Dr. Hudson were recommended by the Governance and Nominating Committee and nominated by Hooper Holmes’ Board of Directors based upon their qualifications, experience and leadership.

Hooper Holmes is committed to providing value and transparency to its shareholders.  The Company manages its business for profitability, and is confident that it is positioned for future growth in each of its businesses.  Hooper Holmes is in the process of preparing additional communications to shareholders regarding its continued support for the election of Mr. Lowrance and Dr. Hudson, along with the Company’s recommendations that Mr. Aprahamian’s candidates not be elected to the Company’s Board of Directors.  This communication will be filed with the Securities and Exchange Commission and mailed to all shareholders eligible to vote at the Annual Meeting.

About Hooper Holmes

Hooper Holmes is the leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses.  As the leading provider of risk assessment services for the insurance industry, Hooper Holmes provides insurers with the widest range of medical exam, data collection, laboratory testing and underwriting services in the industry.

With presence in over 250 markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers. Each year we arrange more medical exams than any other company and process 3.8 million specimens in our laboratory.  We provide a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission.  We underwrite 300,000 cases annually and complete more than two million telephone interviews.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenants in our credit facility; our expectations regarding our operating cash flows; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 16, 2009.  The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

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